Exhibit 99.1

For Immediate Release

Contact: Kristen E. Lancia, CFMP, AVP & Marketing Officer

Email: kristen.lancia@waynebank.com

Phone: (570) 253-8594

Norwood Financial Corp and Wayne Bank

Appoint Lewis J. Critelli as Chairman

May 3, 2022, Honesdale, PA—The Board of Directors of Norwood Financial Corp (NASDAQ Global Market – NWFL) and its subsidiary, Wayne Bank, announced the appointment of Lewis J. Critelli as Chairman of the Board of Norwood and Wayne Bank.

Mr. Critelli will retire as President and Chief Executive Officer of Norwood Financial Corp and Wayne Bank on May 9 of this year and has enjoyed a long and distinguished banking career of over forty years. He joined the Bank in 1995 as Chief Financial Officer and has served as President and CEO for both the Company and the Bank since 2010. Under his leadership, the Company had three successful acquisitions and expanded into new markets in Pennsylvania and Upstate New York. The Company’s total assets increased from $529 million to over $2.1 billion as of March 31, 2022.

Prior to joining Wayne Bank, Mr. Critelli held various leadership roles for ten years in the Lehigh Valley banking industry. He earned a B.S. in Finance from Penn State in 1981 and an M.B. A. from Lehigh University in 1988. He also holds a Bank Administration Institute Degree in Community Banking Financial Management from the University of Wisconsin.

With a strong dedication to the local community, Mr. Critelli is actively involved with many organizations. He is a past President of the Wayne Economic Development Corp (WEDCO). He is also on the Board of Trustees, Director of Resource Development, and Co-Chair of the Wayne County Division, for the United Way of Lackawanna and Wayne Counties, as well as past Chair of the 2019 United Way Campaign. Mr. Critelli is a past President and Treasurer for the Wayne County Chamber of Commerce and a past Treasurer and Director for the Chamber of the Northern Poconos. He has served on the Board of Directors for both the Greater Honesdale Partnership and the Center for Developmental Disabilities. A Honesdale Lions Club Member, Mr. Critelli was also Treasurer and on the Board of Trustees for the Dorflinger-Suydam Wildlife Sanctuary. He is past President for the Wayne County YMCA and past Treasurer for the Honesdale Rotary Club. Mr. Critelli serves on the Board of Trustees of the Villaume Foundation and has served on various committees of the Pennsylvania Bankers Association at the state and local level, including Government Regulations, Legislative, Education, and Taxation.

Mr. Critelli stated, “It is my honor and privilege to serve Norwood Financial Corp and Wayne Bank as we continue to grow, serve our customers and communities, and build shareholder value.”

Mr. Critelli resides in Honesdale with his wife, Lisa.

Norwood Financial Corp is the parent company of Wayne Bank, which operates from fourteen offices throughout Northeastern Pennsylvania and sixteen offices in Delaware, Sullivan, Ontario, Otsego and Yates Counties, New York. The Company’s stock trades on the Nasdaq Global Market under the symbol “NWFL”.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words “believes”, “anticipates”, “contemplates”, “expects”, and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in federal and state laws, changes in interest rates, the risks and uncertainty posed by, and the effect and impact of, the COVID-19 pandemic on the economy and the Company’s results of operation and financial condition, the ability to control costs and expenses, demand for real estate, government fiscal and trade policies, cybersecurity and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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